UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2004

MGI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-10736	41-1364647
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota	55437
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (952) 346-4700

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events

On March 2, 2004, MGI PHARMA, INC. (the “Company”) announced that it has closed the previously announced private placement of the Company’s senior subordinated convertible notes due 2024 and the exercise by the placement agents of their option to purchase approximately $35 million gross proceeds of additional notes. Total gross proceeds from the offering to the Company were approximately $260 million. This report files as exhibits certain documents related to the above-referenced private placement.

Item 7.	Financial Statements and Exhibits

(c) Exhibits

4.1	Purchase Agreement, dated February 25, 2004, by and between MGI PHARMA, INC. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as the Representative of the Initial Purchasers named on Schedule A thereto.

4.2	Indenture, dated March 2, 2004, by and between MGI PHARMA, INC. and Wells Fargo Bank, National Association, as Trustee.

4.3	Registration Rights Agreement, dated March 2, 2004, by and between MGI PHARMA, INC. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as the Representative of the Initial Purchasers named in Schedule I thereto.

10.1	Pledge Agreement, dated March 2, 2004, by MGI PHARMA, INC. in favor of Wells Fargo Bank, National Association, as Trustee.

10.2	Control Agreement, dated March 2, 2004, by and between MGI PHARMA, INC. and Wells Fargo Bank, National Association, as Trustee, Securities Intermediary and Depository Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 4, 2004	MGI PHARMA, INC.

	By:	/s/ William C. Brown

William C. Brown Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

4.1	Purchase Agreement, dated February 25, 2004, by and between MGI PHARMA, INC. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as the Representative of the Initial Purchasers named on Schedule A thereto.

4.2	Indenture, dated March 2, 2004, by and between MGI PHARMA, INC. and Wells Fargo Bank, National Association, as Trustee.

4.3	Registration Rights Agreement, dated March 2, 2004, by and between MGI PHARMA, INC. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as the Representative of the Initial Purchasers named in Schedule I thereto.

10.1	Pledge Agreement, dated March 2, 2004, by MGI PHARMA, INC. in favor of Wells Fargo Bank, National Association, as Trustee.

10.2	Control Agreement, dated March 2, 2004, by and between MGI PHARMA, INC. and Wells Fargo Bank, National Association, as Trustee, Securities Intermediary and Depository Bank.